Exhibit 10.13


February 6, 1995
(As of September 27, 1994)


Samuel Ochlis
6786 Willow Wood Drive
#1003 Boca West
Boca Raton, FL  33434


Dear Sam:

    This letter, when signed by you and returned to CSP Inc. ("CSPI" or the "Company"), will constitute an amendment of the Employment and Deferred Compensation Agreement dated as of January 5, 1987 between you and CSPI, as previously amended (your "Employment Agreement"). As you know, the terms of this amendment, as set forth below, were authorized by CSPI's Board of Directors at its meeting on September 27, 1994.

    This will confirm that you and CSPI have agreed as follows:

    1. TERM OF PART-TIME EMPLOYMENT. You are now serving as a part-time employee of the Company. The Part-Time Term, as defined in the Employment Agreement, shall end, unless sooner terminated under Section 4 of the Employment Agreement for cause or by reason of your disability or death, on September 1, 1995, which is the last day of the Company's fiscal year.

    2. BENEFICIARY OF DEFERRED COMPENSATION: TIMING OF PAYMENTS. Under Section 6 of the Employment Agreement any deferred compensation that would otherwise be payable to you shall, in the event of your death prior to the termination of the 10-year Deferred Compensation Period described in Section 6, be payable to Samuel Ochlis and H. Kenneth Fish, or their successors, as Trustees of the Samuel Ochlis Trust - 1991, dated December 23, 1991 (the "Trust"), and not to your surviving spouse. Annual amounts payable to you or to the Trust each year as deferred compensation under Section 6 shall be paid in twelve monthly installments.

    3. OPTION TO PURCHASE COMPANY AUTOMOBILE. The Company agrees to sell you, at your option, the Company-owned automobile currently in your care, for cash. The cash purchase price shall be the net book value of the automobile on the books of the Company at September 1, 1995. You agree to notify the Company on or before August 18, 1995 if you intend to exercise this option to purchase. If you do not exercise this option to purchase, then you agree to return the automobile to the Company on or before September 1, 1995.

    4. MEDICAL INSURANCE. Following the termination of your employment with the Company other than for cause, the Company will provide health and dental insurance benefits to you as follows:

    (a) For the period commencing on September 2, 1995 and continuing through the last day of fiscal 1996 (August 30, 1996), you shall be entitled to continue as a participant, on an individual basis, in the health and dental insurance plans regularly maintained by the Company as the same may, from time to time, be in force and effect for its employees generally ("Health and Dental Plans").

    (b) Continued participation in the Health and Dental Plans, or either of them, shall be subject to the payment by you of your allocable portion of the premiums for the type of coverage elected under the Health and Dental Plans. Your allocable portion of the premiums shall be determined according to the same formula as is, from time to time, applicable to Company employees generally. Although subject to change, the current formula generally applicable to Company employees requires each employee to pay 14 percent of total premium costs and the Company pays 86 percent of total premium costs. The Company will deduct the allocable portion of the monthly premium from the monthly payments of deferred compensation made to you under the Employment Agreement.

    (c) Benefits payable to you, or for your benefit, under the Health and Dental Plans shall be secondary to any similar benefits payable to you, or for your benefit, under Medicare. In other words, any benefits otherwise payable under the Health and Dental Plans shall be reduced to the extent, and only to the extent, paid under any Medicare coverage as from time to time in force and effect.

    (d) Although the Company has no present plans to do so, the Company reserves the right to change insurance carriers and to add to, modify or terminate its medical and dental insurance plans and policies on the same basis as the Company's employees generally, subject to the conditions and limitations of, and for the period of time provided in, this paragraph 4.

    5. ENTIRE AGREEMENT. All of the terms and provisions of the Employment Agreement other than those amended hereby shall continue in full force and effect. The Employment Agrement, as amended hereby, contains the entire understanding between you and the Company with respect to the subject matter of the Employment Agreement and supersedes all prior understandings and agreements, written or oral, relating to the subject matter of the Employment Agreement. No waiver, alteration or modification of the terms and provisions of the Employment Agreement may be made except by a writing signed by you and by an authorized representative of CSPI.

    If the foregoing correctly sets forth our understanding, please indicate your agreement by countersigning the enclosed extra copy of this letter in the space provided below and returning that copy to me.

                                                   CSP INC.


                                                By:____________________________
                                                   David S. Botten, President

ACCEPTED AND AGREED TO:


---------------------------
Samuel Ochlis